EXHIBIT 5

                               401 Ninth Street NW
                                    9th Floor
                             Washington, D.C. 20004
                                 (202) 585-8000
                               Fax: (202) 585-8080
                           Direct Dial: (202) 585-8389

                                October 19, 2000

Gannett Co., Inc.
1100 Wilson Boulevard
Arlington, VA  22234



Dear Sirs:

Gannett Co., Inc. (the "Company") is filing on or about this date with the Securities and Exchange commission a Registration Statement on Form S-8 (the "Registration Statement") in connection with the registration of 40,000 shares of common stock, par value $1 ("Shares") to be issued in connection with the Central Newspapers, Inc. Savings Plus Plan (the "Plan") and which are offered to eligible employees of Central Newspapers, Inc. and its subsidiaries.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that when (i) the Registration Statement and any amendments thereto filed with the Securities and Exchange Commission have become effective, (ii) the applicable provisions of such state securities laws as may be applicable have been complied with, and (iii) payment of the purchase price is made by participating employees in the manner provided by the Plan, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under Item 5, "Interests of Named Experts and Counsel," in the Registration Statement.


                                                     Very truly yours,


                                                     /s/ Nixon Peabody LLP

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